EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
19X, INC.
19X ACQUISITION CORP.
AND
CKX, INC.
June 1, 2007

EXHIBITS
A.    Form of Contribution and Exchange Agreement
B.    Certificate of Incorporation of the Surviving Corporation
C.    Bylaws of the Surviving Corporation
Schedules
Schedule 1 — Executive Management Team
Schedule 2 — Senior Management Team
Schedule 3 — Voting Group

AGREEMENT AND PLAN OF MERGER
          This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 1st day of June, 2007 by and among CKX, Inc., a Delaware corporation (the “Company”), 19X, Inc. a Delaware corporation (“Parent”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
          A. The Special Committee unanimously (i) has determined that the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is in the best interests of the Company and its stockholders, (ii) has recommended that the Board of Directors of the Company approve and adopt this Agreement, and (iii) recommends that the Company stockholders adopt this Agreement and approve the Merger.
          B. The Board of Directors of the Company (except for directors affiliated with Parent or Merger Sub who abstained) (i) has determined that the Merger is in the best interests of the Company and its stockholders, (ii) has approved and adopted this Agreement, and (iii) has resolved to recommend that the Company stockholders adopt this Agreement and approve the Merger.
          C. The Board of Directors of Merger Sub has unanimously approved this Agreement. The Board of Directors of Parent has approved, and Parent, as the sole stockholder of Merger Sub, will approve, this Agreement, the Merger and the other transactions contemplated hereby.
          D. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.
          E. Simultaneously with the execution of this Agreement, the Company is entering into a Membership Interest Purchase Agreement with FX Luxury Realty, LLC (“FX Luxury”) and Flag Luxury Properties, LLC (“Flag”), pursuant to which the Company shall purchase a 50% membership interest in FX Luxury and enter into certain license agreements with respect to the intellectual property of the Company (the “Flag License Agreements”). Prior to the Effective Time and as a condition precedent to the Merger, the Company will distribute to its stockholders shares of common stock of the successor corporation to FX Luxury, representing 25% of the then issued and outstanding shares of common stock of such corporation, all as more fully set forth in the Flag Transaction Agreements.
          F. Simultaneously herewith, each member of the Voting Group is entering into a Management Cooperation Agreement, pursuant to which, among other things, each such party has agreed to (i) vote his shares in favor of a Permitted Cash Agreement (as defined in the Management Cooperation Agreement), and (ii) to reasonably cooperate with the Company (acting through the Special Committee) in the Company’s efforts to solicit, evaluate and negotiate Company Acquisition Proposals as permitted by this Agreement.

          G. Simultaneously herewith, Robert F.X. Sillerman is entering into a letter agreement with the Company waiving as of the Effective Time his rights to any change-in-control or similar payments payable to him in connection with the transactions contemplated by this Agreement pursuant to his employment or other agreement with the Company.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the respective meanings set forth below:
          “Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.5(f)(i).
          “Action” means any claim, action, litigation, arbitration, demand, mediation or any other proceeding, administrative, regulatory, judicial or other, by or before any Governmental Authority, arbitrator, mediator or other Person acting in a dispute resolution capacity.
          “Adverse Recommendation Change” has the meaning set forth in Section 6.5(d).
          “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Balance Sheet Date” means December 31, 2006.
          “Business Day” means any day other than the days on which banks in the City of New York are required or authorized to close.
          “Certificate of Incorporation” has the meaning set forth in Section 2.2(d).
          “Certificate of Merger” has the meaning set forth in Section 2.1(b).
          “Claim” has the meaning set forth in Section 6.7(a).

          “Closing” has the meaning set forth in Section 2.1(d).
          “Closing Date” has the meaning set forth in Section 2.1(d)
          “Common Stock” means the common stock of the Company, par value $0.01 per share.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Acquisition Proposal” has the meaning set forth in Section 6.5(f)(ii).
          “Company Employees” has the meaning set forth in Section 6.14(a).
          “Company Options” means the outstanding options to acquire shares of Common Stock granted under the Company’s 2005 Plan.
          “Company Proxy Statement” has the meaning set forth in Section 4.6.
          “Company Restricted Shares” means all shares of restricted Common Stock granted under the Company’s 2005 Plan.
          “Company SEC Reports” has the meaning set forth in Section 4.5(a).
          “Company Securities” has the meaning set forth in Section 4.4(b).
          “Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).
          “Company’s 2005 Plan” means the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan.
          “Contracts” means contracts, undertakings, commitments or agreements.
          “Contributing Holders” means any holder of shares of Common Stock or Preferred Stock who enters into a Contribution and Exchange Agreement or other agreement providing for such holder to acquire shares of capital stock of Parent immediately prior to the Effective Time.
          “Contribution and Exchange Agreement” means each agreement by and between Parent and the Contributing Holders, in the form set forth as Exhibit A hereto, pursuant to which such Contributing Holders will exchange all or a portion of their respective shares of Common Stock or Preferred Stock for shares of capital stock of Parent immediately prior to the Effective Time.
          “Current Policies” has the meaning set forth in Section 6.7(a).
          “Debt Commitment Letter” has the meaning set forth in Section 6.4(a).
          “Debt Financing” has the meaning set forth in Section 6.4(b).

          “DGCL” means the Delaware General Corporation Law, as amended.
          “Disbursing Agent” has the meaning set forth in Section 2.3(a).
          “Disclosure Letter” has the meaning set forth in the preamble to Article IV.
          “Dissenting Shares” has the meaning set forth in Section 2.2(e).
          “Effective Time” has the meaning set forth in Section 2.1(b).
          “Employee Plan” means any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans or programs maintained or contributed to by the Company or any of its Subsidiaries for the benefit of or relating to any employee or former employee.
          “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee, officer, director, independent contractor or consultant pursuant to which the Company or any of its Subsidiaries has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
          “Equity Commitment Letter” has the meaning set forth in Section 6.4(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Party” means any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a written indication of interest that the Board of Directors of the Company (acting through the Special Committee) believes in good faith is bona fide and could reasonably be expected to result in a Superior Proposal.
          “Exclusivity Period Start Date” has the meaning set forth in Section 6.5(a).
          “Executive Management Team” means the individuals listed on Schedule 1.
          “Expenses” has the meaning set forth in Section 6.7(a).
          “Fairness Opinion” has the meaning set forth in Section 4.2(d).
          “Financial Advisor” has the meaning set forth in Section 4.2(d).
          “Financing” has the meaning set forth in Section 6.4(a).
          “Financing Letters” has the meaning set forth in Section 6.4(a).
          “Flag” has the meaning set forth in the Recitals.

          “Flag License Agreements” has the meaning set forth in the Recitals.
          “Flag Transaction Agreements” means the Membership Interest Purchase Agreement dated as of the date hereof, by and among the Company, FX Luxury, and Flag and all of the related agreements referenced therein, contemplated thereby, or necessary or desired in connection therewith, including the Flag License Agreements, in each case, to be executed and delivered by the Company, FX Luxury Realty, LLC and/or Flag Luxury Properties, LLC.
          “FX Luxury” has the meaning set forth in the Recitals.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indemnified Party” has the meaning set forth in Section 6.7(a).
          “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, decisions, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rulings and bylaws, in each case, of a Governmental Authority.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          “Management Cooperation Agreement” means the Management Cooperation Agreement to be entered into by each member of the Voting Group on the date hereof.
          “Marketing Period” shall mean the first period of 30 consecutive days after the date hereof (but excluding the period from August 22, 2007 through and including September 4, 2007) throughout which (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.4(b), and (b) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 or Section 7.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive day period, provided, that (A) Parent shall use commercially reasonable efforts to cause the Marketing Period to end as promptly as reasonably practicable after the Requisite Stockholder Vote; (B) if the financial statements included in the Required Financial Information that is available to Parent on the first day of such 30-day period would not be sufficiently current on any day during such 30-day Period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 30-day period, or (ii) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 30-day period, then a new 30-day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 30-day period; and (C) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, any applicable auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports or has indicated to the Company in writing that any such opinion may not be relied upon.
          “Material Adverse Effect on the Company” means any fact, change, circumstance, development, event, effect or occurrence that has had or would reasonably be expected to have a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to be a Material Adverse Effect on the Company: (a) any fact, change, circumstance, development, event, effect or occurrence (i) generally relating to the U.S. or global economy or securities, credit or financial markets, which does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to most industry participants), (ii) caused by or resulting from the announcement of this Agreement or the transactions contemplated hereby, including (x) the loss of any key employee and (y) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, (iii) caused by or resulting from the identity of the Parent, Merger Sub or any of their respective Affiliates as the acquiror of the Company, (iv) caused by or resulting from any action required or contemplated in this Agreement, (v) relating to the industries in which the Company and its Subsidiaries operate, which does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to most industry participants), (vi) relating to changes in any Laws or applicable accounting regulations or principles after the date hereof, or (vii) caused by or resulting from any action of, or omission by, any one or more members of the Executive Management Team or by any other Person at the direction of any such member or members, other than actions or omissions taken in the ordinary course of business consistent with past practice in good faith and not with the purpose or intent of adversely affecting the transactions contemplated hereby, or (b) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect on the Company).
          “Merger” has the meaning set forth in the Recitals.
          “Merger Consideration” has the meaning set forth in Section 2.2(c).
          “Merger Shares” has the meaning set forth in Section 2.2(c).
          “Merger Sub” has the meaning set forth in the preamble to this Agreement.
          “New Financing Letters” has the meaning set forth in Section 6.4(a).
          “New Plans” has the meaning set forth in Section 6.14(a).
          “Old Plans” has the meaning set forth in Section 6.14(a).
          “Option Holder” has the meaning set forth in Section 2.4(a).

          “Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition.
          “Outside Date” means February 25, 2008; provided that the Outside Date shall be extended an additional 60 days to April 25, 2008 in the event that as of April 25, 2008 all the conditions to closing set forth in Article VII hereof shall have been satisfied or waived other than the condition set forth in Section 7.2(g).
          “Parent” has the meaning set forth in the preamble to this Agreement.
          “Parent Expenses” has the meaning set forth in Section 8.2(a).
          “Parent Termination Fee” has the meaning set forth in Section 8.2(b).
          “Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, firm or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
          “Preferred Shares” means outstanding shares of Series B Preferred Stock and Series C Preferred Stock.
          “Preferred Stock” has the meaning set forth in Section 4.4(a).
          “Recommendation” has the meaning set forth in Section 6.2(b).
          “Replacement Policies” has the meaning set forth in Section 6.7(a).
          “Representatives” means the officers, directors, employees, agents, advisors, investment bankers, Affiliates and other representatives of a Person.
          “Required Financial Information” has the meaning set forth in Section 6.4(b).
          “Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).
          “Schedule 13e-3” has the meaning set forth in Section 4.6.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Senior Management Team” means the individuals set forth on Schedule 2.
          “Series A Preferred Stock” has the meaning set forth in Section 4.4(a).

          “Series B Preferred Stock” has the meaning set forth in Section 4.4(a).
          “Series C Preferred Stock” has the meaning set forth in Section 4.4(a).
          “Special Committee” means a committee comprised of three independent members of the Company’s Board of Directors formed for the purpose of, inter alia, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.
          “Spin-Off” means the Stockholder Distribution as defined in the Flag Transaction Agreements.
          “Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
          “Superior Proposal” has the meaning set forth in Section 6.5(f)(iii).
          “Surviving Corporation” has the meaning set forth in Section 2.1(a).
          “Tax” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.
          “Triggering Event” shall be deemed to have occurred if, subject to the provisions of Section 6.5, after the Exclusivity Period Start Date: (i) the Board of Directors of the Company shall have failed to recommend that the Company stockholders vote to adopt this Agreement or shall have made an Adverse Recommendation Change or publicly proposed an Adverse Recommendation Change; (ii) the Company shall have failed to include in the Proxy Statement the Recommendation; (iii) the Company is in material breach of its obligations under Section 6.2 (other than those specified under Section 6.2(b) and (c)) or Section 6.5, (iv) the Board of Directors of the Company shall have approved or recommended to the Company’s stockholders any Company Acquisition Proposal; or (v) a tender or exchange offer relating to the Company Securities shall have been commenced (other than by Parent or an Affiliate of Parent) and the Board shall have recommended to its security holders to tender their shares in such tender or exchange offer.
          “Voting Group” means the Persons set forth on Schedule 2 hereto.
          “Warrants” has the meaning set forth in Section 2.4(b).

          SECTION 1.2 TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to, this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Disclosure Letter. Unless otherwise specified, the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.
ARTICLE II
THE MERGER
          SECTION 2.1 THE MERGER.
          (a) At the Effective Time, in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”).
          (b) As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger, the Company and Merger Sub will file a certificate of merger (the “Certificate of Merger”) meeting the requirements of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).
          (c) The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
          (d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Hastings, Janofsky & Walker LLP located at 75 East 55th Street, New York, New York, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) a date during the Marketing Period to be specified by Parent on no less than three Business Days’ notice to the Company; (B) the final day of the Marketing Period; or (C) the Outside Date.
          SECTION 2.2 CONVERSION OF SECURITIES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any of the holders of Common Stock or Preferred Stock:
          (a) Each share of Common Stock or Preferred Stock held by the Company as treasury stock or otherwise owned by Parent, Merger Sub or any Company Subsidiary immediately prior to the Effective Time (including shares of Common Stock or Preferred Stock acquired by Parent immediately prior to the Effective Time pursuant to the Contribution and Exchange Agreements or otherwise in exchange for securities of Parent), if any, shall be canceled and shall cease to exist, and no consideration shall be paid in exchange therefor.
          (b) Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
          (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled pursuant to Section 2.2(a) and Dissenting Shares (as hereinafter defined)), automatically shall be canceled and converted into the right to receive $13.75 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such share of Common Stock in the manner provided in Section 2.3. Such shares of Common Stock (other than those canceled pursuant to Section 2.2(a), together with such shares canceled pursuant to Section 2.3(g) below), sometimes are referred to herein as the “Merger Shares.”
          (d) (i) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preferred Stock to be canceled pursuant to Section 2.2(a) and Dissenting Shares (as hereinafter defined)) shall, at the election of the holder thereof in accordance with the terms of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) (A) be canceled and converted into the amount specified in Section 4 of Appendix B to the Certificate of Incorporation, or (B) subject to Section 3.1 hereof, remain outstanding as a share of Series B Preferred Stock with terms identical to the terms of the shares of Series B Preferred Stock currently outstanding; and (ii) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series C Preferred Stock to be canceled pursuant to Section 2.2(a) and Dissenting Shares), automatically shall, (A) in the event the holder of the Series B Preferred Stock chooses to receive the consideration for the shares of Series B Preferred Stock specified in Section 2.2(d)(i)(A), be canceled and converted into the right to receive the Merger Consideration, or (B) in the event the holder of the Series B Preferred Stock chooses to receive the consideration for the Series B Preferred Stock specified in Section 2.2(d)(i)(B), subject to Section 3.1 hereof, remain outstanding as a share of Series C Preferred Stock with terms identical to the terms of the shares of Series C Preferred Stock currently outstanding. The consideration payable pursuant to Sections 2.2(d)(i)(A) and Section 2.2(d)(ii)(A) is referred to herein collectively as the “Preferred Stock Consideration”. Preferred Stock Consideration payable in respect of each Preferred Share shall in each case be deliverable to the holder thereof upon surrender of the stock certificate formerly representing such Preferred Share in the manner provided in Section 2.3.
          (e) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock and Preferred Stock to be canceled pursuant to Section 2.2(a)) and that are held by holders of such shares of Common Stock or Preferred Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration specified herein, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall be converted or deemed to have been converted, as the case may be, into the right to receive the consideration specified herein in the manner provided in Section 2.2(c) in the case of Common Stock, or in the manner provided in Section 2.2(d) in the case of Preferred Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          (f) If between the date of this Agreement and the Effective Time the number of outstanding shares of Common Stock or Preferred Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per share of Common Stock or Preferred Stock Consideration payable per share of Preferred Stock, as the case may be, shall be correspondingly adjusted.
          (g) All vested or unvested Company Restricted Shares outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and, without further action of the Company, Parent, Merger Sub or the holder of such Company Restricted Shares, vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled and converted into the right to receive the Merger Consideration.
          (h) The Company Options shall be treated as provided in Section 2.4.

          (i) The Warrants shall be treated as provided in Section 2.4.
          (j) For the avoidance of doubt, the parties acknowledge and agree that the contribution of shares of Common Stock and Preferred Stock by the Contributing Holders to Parent pursuant to the Contribution and Exchange Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.
          SECTION 2.3 PAYMENT OF CONSIDERATION FOR MERGER SHARES AND PREFERRED SHARES.
          (a) Prior to the Closing Date, the Company shall designate a bank or trust company that is reasonably satisfactory to Parent, to serve as the disbursing agent for the Merger Consideration, the Preferred Stock Consideration and payments in respect of the Company Options and Warrants, unless another agent is designated as provided in Section 2.4(a) (the “Disbursing Agent”). At or prior to the Closing, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount of cash sufficient to pay the Merger Consideration and Preferred Stock Consideration in respect of all Merger Shares and Preferred Shares outstanding immediately prior to the Effective Time and entitled thereto plus any cash necessary to pay for Company Options and Warrants pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Preferred Shares, such Company Options and Warrants and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.3(b).
          (b) As promptly as practicable after the Effective Time (but no later than five Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares and the holder of Preferred Shares as of immediately prior to the Effective Time (other than shares of Common Stock and Preferred Stock to be canceled pursuant to Section 2.2(a)) a letter of transmittal and instructions for exchanging their Merger Shares and Preferred Shares for the Merger Consideration or Preferred Stock Consideration, as applicable, payable therefor in accordance with the terms hereof. The letter of transmittal will be in customary form and will specify that delivery of Merger Shares and Preferred Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares and Preferred Shares to the Disbursing Agent. Upon surrender of such stock certificate or certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration or Preferred Stock Consideration payable in exchange therefor, less any withholding Taxes deductible under Section 2.3(i). Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration or Preferred Stock Consideration, as the case may be, and until such surrender and exchange, no cash shall be paid to the holder of such certificate in respect thereof.

          (c) If payment is to be made to a Person other than the registered holder of the Merger Shares or Preferred Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or Preferred Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.
          (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time, except for the shares of Preferred Stock remaining outstanding as such pursuant to the terms hereof. If, after the Effective Time, certificates representing Merger Shares or Preferred Shares, except for the shares of Preferred Stock remaining outstanding as such pursuant to the terms hereof, are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
          (e) If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time (other than cash deposited with respect to the Warrants, which shall be held until the expiration of the Warrants), such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered Merger Share certificates for the Merger Consideration or Preferred Share certificates for the Preferred Stock Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or Preferred Stock Consideration, as the case may be. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Disbursing Agent or any other Person shall be liable to any holder of Merger Shares or Preferred Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Merger Shares or Preferred Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.
          (f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Common Stock or Preferred Stock, except for the shares of Preferred Stock remaining outstanding as such pursuant to the terms hereof.
          (g) From and after the Effective Time, any holder of shares of Common Stock or Preferred Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time, except for the shares of Preferred Stock remaining outstanding as such pursuant to the terms hereof, shall cease to have any rights with respect to such shares of Common Stock or Preferred Stock, other than the right to receive the Merger Consideration or Preferred Stock Consideration, as applicable, as provided in this Agreement.

          (h) In the event that any Merger Share or Preferred Share certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to the Surviving Corporation) of that fact by the Person claiming such Merger Share or Preferred Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share or Preferred Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Merger Share or Preferred Share certificate the proper amount of the Merger Consideration or Preferred Stock Consideration, as applicable.
          (i) Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration and Preferred Stock Consideration, as applicable, otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration or Preferred Stock Consideration, as applicable, the amounts were so deducted and withheld.
          SECTION 2.4 TREATMENT OF OPTIONS AND WARRANTS.
          (a) As of the Effective Time, each Company Option, to the extent outstanding, vested and unexercised will be canceled and extinguished, and the holder thereof (each, an “Option Holder”) will be entitled to receive in consideration of the cancellation and as settlement of all rights of such Option Holder with respect to such Company Option, an amount in cash equal to the amount (if any) by which (A) the product of (i) the number of shares of Common Stock subject to such Company Option and (ii) the Merger Consideration exceeds (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent to pay such amounts in accordance with Section 2.3(a).
          (b) As of the Effective Time, each warrant to purchase shares of Common stock (the “Warrants”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms shall not thereafter be exchangeable for capital stock of the Surviving Corporation, but rather shall be exercisable for an amount in cash equal to the amount by which (A) the product of (i) the number of shares of Common Stock subject to such Warrant and (ii) the Merger Consideration exceeds (B) the aggregate exercise price of such Warrant.
          (c) Prior to the Effective Time, the Company and Parent (or their respective boards of directors or applicable committees thereof) will adopt such resolutions as may be reasonably required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options, Company Restricted Shares or Warrants any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of such Company Option, Company Restricted Share or Warrant from whose payments in respect of Company Options, Company Restricted Shares or Warrants the amounts were so deducted and withheld.
ARTICLE III
THE SURVIVING CORPORATION
          SECTION 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.
          SECTION 3.2 BYLAWS. The bylaws of the Company in effect at the Effective Time shall be amended as set forth on Exhibit C, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.
          SECTION 3.3 DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time, from and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Disclosure Letter”) or as may be disclosed in any Company SEC Report filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:
          SECTION 4.1 CORPORATE EXISTENCE AND POWER.
          (a) Each of the Company and its Subsidiaries is a corporation, partnership, or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has the requisite power and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

          (b) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (c) The Company has made available to Parent and Merger Sub true and complete copies of the currently effective articles of incorporation and bylaws or similar organizational and governing documents of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.
          SECTION 4.2 CORPORATE AUTHORIZATION; COMPANY FAIRNESS OPINION.
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (including the Special Committee) and, other than obtaining the Requisite Stockholder Vote described below and the filing of the Certificate of Merger along with any document in connection therewith in accordance with the DGCL, no other corporate proceeding on the part of the Company is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby. The vote required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a single class (with (x) each share of Series B Preferred Stock being entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such shares could be converted and (y) each share of Series C Preferred Stock being entitled to one vote) (the “Requisite Stockholder Vote”).
          (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          (c) The Special Committee, at a meeting duly called and held, has by unanimous vote of all of its members, determined that this Agreement and the Merger are advisable and in the best interests of, the Company and its stockholders, and recommended that the Board of Directors of the Company approve and adopt this Agreement. On or prior to the date hereof, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, has (except for directors affiliated with Parent or Merger Sub who abstained) unanimously adopted resolutions (i) approving this Agreement and declaring this Agreement, the Merger and the other transactions contemplated by this Agreement advisable and (ii) recommending that the Company stockholders adopt this Agreement and approve the

Merger. As of the date hereof, all such resolutions are in full force and effect and none have been amended or superseded.
          (d) Houlihan, Lokey, Howard & Zukin, Inc. (the “Financial Advisor”) has delivered to the Special Committee and the Board of the Directors of the Company its opinion to the effect that, as of the date such opinion was delivered, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of shares of Common Stock other than the Voting Group (the “Fairness Opinion”). As of the date hereof, the Company has been authorized by the Financial Advisor to permit the inclusion in full of the Fairness Opinion in the Company Proxy Statement. As of the date hereof, the Fairness Opinion has not been withdrawn, revoked or modified.
          SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by, or by the Company or any Subsidiary in respect of, or filing or notification by the Company or any Subsidiary with, or receiving any consent, approval or any type of authorization (including any licenses and permits) from, any Governmental Authority other than (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of the HSR Act or any other applicable Other Antitrust Laws; (iii) compliance with any applicable requirements of the Exchange Act, including the filing of the Company Proxy Statement and the Schedule 13e-3; (iv) compliance with any applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky laws; (vi) compliance with any applicable rules and regulations of the Nasdaq Stock Market; and (vii) such other items or filings, which if not taken or made, (A) would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          SECTION 4.4 CAPITALIZATION.
          (a) The authorized capital stock of the Company consists of (i) 275,000,000 shares of Common Stock and (ii) 75,000,000 shares of preferred stock, out of which (A) 2,172,400 shares are designated as Series A Convertible Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”), (B) 1,491,817 shares are designated as Series B Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred Stock”), and (C) one share is designated as Series C Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”). As of the close of business on May 22, 2007, (i) 97,059,164 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in treasury, (iii) no shares of Series A Preferred Stock were issued and outstanding, (iv) 1,491,817 shares of Series B Preferred Stock were issued and outstanding, (v) one share of Series C Preferred Stock was issued and outstanding, (vi) no shares of Preferred Stock were held in treasury, (vii) 604,000 shares of Common Stock were subject to Company Options, (ix) 500,000 shares of Common Stock were subject to Warrants, and (x) 1,491,818 shares of Common Stock were reserved for issuance upon conversion of outstanding Preferred Stock pursuant to the terms thereof. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Section 4.4(a) of the Disclosure Letter sets forth a complete and accurate list of all outstanding Company Options and other stock-related awards, including grants of Company Restricted Shares, and all outstanding Warrants, which list sets forth the name of the holders thereof and, to the extent applicable thereto, the exercise price or purchase price thereof, the governing stock option plan with respect thereto and the expiration date thereof. There are no options outstanding to purchase shares of Preferred Stock.
          (b) Except as set forth in Section 4.4(a), there are no issued and outstanding, and there have not been reserved for issuance, any (i) shares of capital stock or other voting securities of the Company or any Subsidiary of the Company; (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options or other rights, options, warrants, calls, subscriptions, arrangements or undertakings of any kind, to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities, securities convertible into or exchangeable for shares of capital stock or voting securities, or any type of equity equivalent whatsoever of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.
          (c) Other than the issuance of shares of Common Stock upon exercise of Company Options or Warrants, since the Balance Sheet Date, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and the Board of Directors of the Company has not authorized the foregoing.
          (d) No holder of Company Securities has any right to have such securities or the offering or sale thereof registered under or pursuant to any securities Laws by the Company or any of its Subsidiaries.
          SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS.
          (a) The Company has timely filed with or, if applicable, otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since February 7, 2005 (such documents, as supplemented or amended since the time of filing, the “Company SEC Reports”). No Subsidiary of the Company is or at any time since February 7, 2005 has been required to file with or furnish to the SEC any such forms, reports, schedules or other documents. The Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007), along with any related notes and schedules, comply, in all material respects, with applicable accounting requirements and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).
          (c) The Company has heretofore made available or promptly will make available to Parent and Merger Sub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC, and any Company SEC Reports required to be filed by the Company on or after the date hereof and prior to the Effective Time. Public availability of such SEC Reports through EDGAR will be deemed to satisfy the requirements of this Section 4.5(c).
          SECTION 4.6 DISCLOSURE DOCUMENTS. The proxy statement, together with any amendments thereof or supplements thereto (the “Company Proxy Statement”), and the Rule 13e-3 Transaction Statement on Schedule 13e-3, together with any amendments thereof or supplements thereto (the “Schedule 13e-3”), relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company stockholders will not, (a) at the date it is first mailed to stockholders of the Company, in the case of the Company Proxy Statement, or (b) at the time of the Company Stockholder Meeting (other than as to information supplied by Parent and Merger Sub in writing specifically for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13e-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13e-3 based on information supplied in writing, or required to be supplied, by Parent and Merger Sub or their Affiliates specifically for inclusion therein.
          SECTION 4.7 FINDERS’ FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or Affiliates and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (other than the fee of the Financial Advisor set forth on Section 4.7 of the Disclosure Letter).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:
          SECTION 5.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Since their respective dates of organization, neither Parent nor Merger Sub has engaged in any material activities other than in connection with or as contemplated by this Agreement or in connection with arranging the Financing.
          SECTION 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary Parent and Merger Sub corporate and stockholder action (other than the adoption of this Agreement by Parent, as sole stockholder of Merger Sub, which shall occur promptly after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          SECTION 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub will require no action by, or by Parent or Merger Sub in respect of, or filing or notification by Parent or Merger Sub with, or Parent or Merger Sub receiving any consent, approval or any type of authorization (including any licenses and permits) from, any Governmental Authority other than (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of the HSR Act or any other applicable Other Antitrust Laws; (iii) compliance with any applicable requirements of the Exchange Act, including the filing of the Company Proxy Statement and the Schedule 13e-3; (iv) compliance with any applicable requirements of the Securities Act, (v) compliance with any applicable foreign or state securities or Blue Sky laws; (vi) compliance with any applicable rules and regulations of the Nasdaq Stock Market; and (vii) such other items or filings, which if not taken or made, (A) would not, individually or in the aggregate, be reasonably expected to be material to Parent or Merger Sub and (B) would not reasonably be expected to adversely affect in any material respect, or materially hinder or delay the consummation of Parent’s and Merger Sub’s ability to observe and perform their respective obligations hereunder.

          SECTION 5.4 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub; (ii) assuming compliance with the matters referenced in Sections 5.2 and 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent under, result in the loss of a material benefit under or give others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, except in the case of (ii) and (iii) above, which would not materially hinder or delay the consummation of the Merger or each of Parent’s and Merger Sub’s ability to observe and perform its obligations hereunder.
          SECTION 5.5 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion in the Company Proxy Statement or Schedule 13e-3 will, (a) at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), or (b) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.
          SECTION 5.6 FINDERS’ FEES. There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement based on any arrangements made by Parent or Merger Sub or any of their respective Affiliates.
          SECTION 5.7 SOLVENCY OF THE COMPANY FOLLOWING COMPLETION OF THE MERGER. As of the date hereof, to the knowledge of Parent and Merger Sub, assuming that the Company is solvent immediately prior to the Effective Time, immediately following the Effective Time and after giving effect to the Merger and the other transactions contemplated hereby, the Company and each of its Subsidiaries will not (i) be insolvent (either because of its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

          SECTION 5.8 MANAGEMENT AGREEMENTS. Other than (i) the Contribution and Exchange Agreements and any future agreements that may be entered into prior to the Effective Time between Parent and/or Merger Sub and holders of Common Stock or Preferred Stock in connection with the contribution of such Common Stock or Preferred Stock to Parent and/or Merger Sub, (ii) any employment agreements, (iii) the Letter Agreement, dated as of June 1, 2007, among Parent, Robert F.X. Sillerman and Simon Fuller and (iv) a stockholders agreement to be entered into by Parent and its subscribers or holders of capital stock, there are no Contracts between Parent and/or Merger Sub, on the one hand, and members of the Company’s management on the other hand. None of the foregoing agreements requires any material performance or forbearance by the Contributing Holders prior to the Effective Time.
ARTICLE VI
COVENANTS
          SECTION 6.1 CONDUCT OF THE COMPANY AND SUBSIDIARIES. Except as set forth in Section 6.1 of the Disclosure Letter or as otherwise expressly contemplated in this Agreement or the Flag Transaction Agreements, from and after the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not and shall cause its subsidiaries not to, take any action recommended by the Board of Directors of the Company with respect to matters outside the ordinary course of business consistent with past practice.
          SECTION 6.2 STOCKHOLDER MEETING; PROXY MATERIALS AND OTHER SEC FILINGS.
          (a) Subject to Section 6.5, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the adoption of this Agreement and the approval of the Merger by the Company stockholders in accordance with applicable Law as promptly as reasonably practicable after the SEC clears (whether orally or in writing) the Company Proxy Statement and the Schedule 13e-3, and this Agreement shall be submitted for adoption to the stockholders of the Company at the Company Stockholder Meeting. In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the

Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13e-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13e-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonable practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13e-3 and (v) as promptly as reasonably practicable prepare, to the extent required by applicable Law, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13e-3 if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting.
          (b) Subject to Section 6.5, (i) the Company Proxy Statement will contain the recommendation of the Board of Directors of the Company (acting through the Special Committee) that the stockholders of the Company adopt this Agreement and approve the Merger (the “Recommendation”) and, (ii) the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and the approval of the Merger by the Company stockholders.
          (c) Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each of the Company SEC Reports. As of their respective filing dates, none of the Company SEC Reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect) and in compliance in all material respects with Regulation S-X promulgated by the SEC and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended.
          (d) If at any time prior to the Effective Time, any information should be discovered by any party to this Agreement that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3 so that the Proxy Statement or the Schedule 13e-3, as the case may be, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.
          SECTION 6.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, Contracts, personnel, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request, and (ii) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws that is not available immediately upon filing via EDGAR.
          SECTION 6.4 FINANCING
          (a) Within 60 days after the date hereof, Parent and Merger Sub shall deliver to the Company true and complete copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), except for any fee letters, pursuant to which the financial institutions party to such Debt Commitment Letter shall have committed upon the terms and subject to the conditions set forth therein, to provide, or cause to be provided, debt financing in the amount set forth therein in connection with the Merger and (ii) a fully executed commitment letter (the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Financing Letters”), pursuant to which the investors party thereto shall have committed, upon the terms and subject to the conditions set forth therein, to provide, or cause to be provided, equity financing in the aggregate amount set forth therein in connection with the Merger. The Financing Letters shall reflect debt and equity commitments from such equity investors and financial institutions, which together with any equity to be issued in connection with the Contribution and Exchange Agreements or to be issued in exchange for securities of Parent, shall be sufficient to pay the full Merger Consideration (and all other cash amounts payable pursuant hereto), and all of the related fees and expenses payable by Parent or Merger Sub (or, after the Closing, the Surviving Corporation) in connection with the Merger (the funds necessary to pay the foregoing amounts, the “Financing”). Notwithstanding anything in this Agreement to the contrary, one or more Financing Letters may be superseded at the option of Parent and Merger Sub prior to the Effective Time by instruments (the “New Financing Letters”) which replace existing Financing Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of the New Financing Letters shall not (a) expand upon the conditions precedent to the Financing as set forth in the Financing Letters in any respect that would make such conditions less likely to be satisfied, (b) reasonably be expected to delay the Closing or (c) otherwise have an adverse impact on the Company at any time that is prior to the Closing. In such event, the term “Financing Letters” as used herein shall be deemed to include the Financing Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect.
          (b) Prior to the Effective Time, the Company and its Subsidiaries shall use their commercially reasonable efforts, to provide and to cause their respective officers,

employees, representatives and advisors, including legal and accounting advisors to provide, to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing (in each case, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) including using commercially reasonable efforts with respect to (i) participation in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the debt commitments contemplated by the Debt Commitment Letter (the “Debt Financing”); provided, however, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time (it being understood and agreed that this proviso shall not impair Parent’s or Merger Sub’s ability to issue any private placement memorandum or prospectus which contains information with respect to the Company and its Subsidiaries, prior to the Effective Time); and provided, further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering immediately prior to the Effective Time any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief executive officer of any of the Company or its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise facilitating the pledging of collateral, (iv) furnishing Parent and its Debt Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date and the same period during the fiscal year ended 2006, (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for, (1) the fiscal year ended December 31, 2006, (2) the subsequent quarterly periods, and (3) the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date and after giving effect to the transactions contemplated by this Agreement and the Financing as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (D) any other financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing (the “Required Financial Information”), (v) obtaining any necessary accountants’ consents and comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing (including any high-yield financing), and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available as of the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreement, certificate, document or instrument shall be effective until the Effective Time and neither the Company nor any of its Subsidiaries will be required to pay any commitment or other fee or incur any extraordinary cost, expense or other liability that is not simultaneously reimbursed by Parent or Merger Sub in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse, or cause its Affiliates to reimburse, the Company for all reasonable and documented extraordinary out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.
          (c) Parent and Merger Sub shall use all commercially reasonable efforts to obtain the Financing. In the event that any portion of the Financing becomes unavailable otherwise than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Merger Sub will use all commercially reasonable efforts, for a period not to exceed 90 days, to arrange alternative Financing from the same or other sources on terms and conditions not materially less favorable to Parent and Merger Sub than those to be contained in the Financing Letters. Parent and Merger Sub shall use all commercially reasonable efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Parent and Merger Sub shall keep the Company reasonably apprised of material developments relating to the Financing. Notwithstanding the foregoing, nothing in this Section 6.4 shall affect Parent’s and Merger Sub’s obligation to provide the Financing in such amount as may be necessary to consummate the transactions contemplated hereby.
          SECTION 6.5 SOLICITATION.
          (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the 45th day after the date of this Agreement (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to, directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined);

provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided or made available to Parent and Merger Sub; (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, and (iii) accept a Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee) believes in good faith is bona fide and is reasonably expected to result in a Company Acquisition Agreement that constitutes a Superior Proposal, or approve or recommend, or (provided that the Company has exercised its termination right under Section 8.1(f)) execute or enter into, a Company Acquisition Agreement that constitutes a Superior Proposal; it being understood and agreed that the Company (acting through the Special Committee) shall have the right (but not the obligation) to inform Parent of its intention to enter into a Company Acquisition Agreement, including the material terms and conditions thereof.
          (b) Subject to Section 6.5(c), and except as may relate to an Excluded Party, from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall direct its Representatives not to, directly or indirectly, (A) initiate, continue, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (A) above from and after the Exclusivity Period State Date with respect to any Excluded Party. Subject to Section 6.5(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company or any Company’s Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company’s Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party which was not previously provided or made available to Parent and Merger Sub.
          (c) Notwithstanding anything to the contrary contained in Section 6.5(b), if at any time after the Exclusivity Period Start Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company has otherwise complied with its obligations under this Section 6.5 in all material respects and has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee ) believes in good faith to be bona fide, and (ii) the Board of Directors of the Company (acting through the

Special Committee) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside legal counsel, the Board of Directors of the Company (acting through the Special Committee) determines in good faith that the failure to take such action would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that the Company (A) will not, and will use its commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided or made available to Parent and Merger Sub and (C) in the event it receives such Company Acquisition Proposal, will promptly, and in any case within 48 hours after receipt thereof, notify Parent and Merger Sub of such Company Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal, and shall keep Parent and Merger Sub reasonably informed as to the status and any material developments concerning the same. Notwithstanding anything to the contrary contained in Section 6.5(b) (other than the last sentence thereof) or this Section 6.5(c), but subject to the proviso to the immediately preceding sentence, after the Exclusivity Period Start Date and prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (x) and (y) above with respect to any Excluded Party. Nothing contained in this Section 6.5(c) shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee) from (x) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any other disclosure required by applicable Law; provided, however, with respect to clause (x) that any such disclosure that is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be an Adverse Recommendation Change.
          (d) Subject to the last sentence of this Section 6.5(d), from and after the Exclusivity Period Start Date until the Requisite Stockholder Vote is obtained, neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal (any such action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a

Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a “Company Acquisition Agreement”); provided that the Company shall not be prohibited from terminating this Agreement and entering into a Permitted Alternative Agreement in accordance with Section 8.1(e). Notwithstanding the foregoing, at any time after the Exclusivity Period Start Date and prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company (acting through the Special Committee) may make an Adverse Recommendation Change if it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that the Board of Directors notifies Parent in writing of its intention to make such Adverse Recommendation Change at least three days prior to doing so.
          (e) From and after the Exclusivity Period Start Date, the Company shall provide notice promptly to Parent and Merger Sub of any resolution to terminate this Agreement in accordance with Section 8.1(e).
          (f) As used in this Agreement, the term:
          (i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains customary terms and conditions with respect to transactions of the type contemplated by this Agreement;
          (ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to (A) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the outstanding Company Securities, (B) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Securities, or (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);
          (iii) “Superior Proposal” means a Company Acquisition Proposal (but changing the references to “15% or more” in the definition of “Company Acquisition Proposal” to “50% or more”) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside legal counsel), would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) than the transactions contemplated hereby.

          (g) The Company reserves the right to include in any agreement with a party who has submitted a Company Acquisition Proposal customary representations and warranties and customary covenants regarding the conduct of the Company.
          SECTION 6.6 RULE 16B-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 6.7 DIRECTOR AND OFFICER LIABILITY.
          (a) The Surviving Corporation shall: (i) indemnify and hold harmless each person who at the date hereof or during the period from the date hereof through the Effective Time is serving as a director or officer of the Company or the Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and Expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or the Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. For purposes of this Section 6.7, (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or any of the Subsidiaries, at or prior to the Effective Time at the request of the Company or any of the Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.7 including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, (ii) such Indemnified Party otherwise consents thereto, or (iii) Parent or the Surviving Corporation acknowledges that such Claim is subject to this Section 6.7.
          (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the “Replacement Policies”) in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company under the Current Policies; provided further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase prepaid “tail” insurance coverage that provides coverage no less favorable than the coverage described above.
          (c) This Section 6.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.
          (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

          SECTION 6.8 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement (including Section 6.5), each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons. Each party shall also refrain from taking, directly or indirectly, any action that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party’s ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the parties shall use their respective commercially reasonable efforts to (i) to take all action necessary so that no takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
          SECTION 6.9 CERTAIN FILINGS.
          (a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Schedule 13e-3; provided, however, that the conditions to the parties’ respective obligations to consummate the transactions contemplated hereby shall be limited to those conditions specified in Article VII. The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly notify and provide a copy to the other party of any substantive written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction. Neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and without giving, unless prohibited by such Governmental Authority, the opportunity of the other party to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act or Other Antitrust Laws.
          (b) The parties (i) shall use their respective commercially reasonable efforts to take or cause to be taken (A) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Proxy Statement and the Schedule 13e-3, (B) such actions as may be required to have the Company Proxy Statement and any related materials cleared by the SEC as promptly as reasonably practicable, and (C) such actions as may be required to be taken under the Exchange Act and state securities or applicable rules and regulations of the Nasdaq Stock Market or Blue Sky Laws in connection with the Merger; and (ii) shall promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable efforts to obtain all material Permits from any Governmental Authorities necessary to consummate the Merger (including, without limitation, any filing under the HSR Act or any applicable Other Antitrust Law), including (1) responding as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation; and (2) complying with the requirements of, and responding as promptly as reasonably practicable to all inquiries and requests received from any Governmental Authority in connection with, the HSR Act or Other Antitrust Laws related to the Merger or the other transactions contemplated by this Agreement.
          SECTION 6.10 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange or quotation system, will not issue any such press release or make any such public statement without the consent of the other parties (such consent not to be unreasonably delayed, conditioned or withheld). The parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of the parties.
          SECTION 6.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.
          SECTION 6.12 NOTICES OF CERTAIN EVENTS. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use commercially reasonable efforts to promptly notify the other party of:
          (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

          (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;
          (c) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;
          (d) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
          (e) its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.
          SECTION 6.13 DISPOSITION OF LITIGATION. The Company will keep Parent and Merger Sub reasonably apprised of all important developments relating to, and consult with Parent and Merger Sub with respect to, any action by any third party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.5, will use commercially reasonable efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. Parent and Merger Sub may participate in (but not control) the defense or settlement of any stockholder litigation against the Company and its Directors relating to the transactions contemplated by this Agreement at Parent and Merger Sub’s sole cost and expense (subject to Section 8.2); provided, however, that no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld). In addition, subject to Section 6.5, the Company will cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.
          SECTION 6.14 EMPLOYEE MATTERS.
          (a) For all purposes (other than benefit accrual) under the employee benefit plans of the Parent and its Subsidiaries providing benefits to each current and former employee of the Company and its Subsidiaries (“Company Employees”) after the Effective Time (the “New Plans”), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Plans. In addition, except as restricted by the insurance carriers for the New Plans: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old

Plans”); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (b) For a period of one year from the Effective Time, Parent shall honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company’s severance plans without any amendment or change that is adverse to the Company Employees. During the period specified above, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.
          (c) No Representative of the Company shall make any communication to employees of the Company regarding any compensation or benefits to be provided after the Closing Date without the advance written approval of Parent.
          (d) Notwithstanding anything to the contrary in this Section 6.14, the parties expressly acknowledge and agree that (i) nothing in this Agreement shall be deemed or construed to require Parent or the Company or any of the Company’s Subsidiaries to continue to employ any particular employee of the Company or any of the Company’s Subsidiaries for any period after the Closing, (ii) nothing in this Agreement shall be deemed or construed to limit Parent’s right to terminate the employment of any employee of the Company or the Company’s Subsidiaries during any period after Closing, (iii) no Company Employee shall be deemed a third party beneficiary of this Agreement, and (iv) nothing in this Agreement shall modify or amend any Employee Plan or other agreement, plan, program, or document unless this agreement explicitly states that the provision “amends” such Employee Plan or other agreement, plan, program, or document.
          SECTION 6.15 CONTROL OF OPERATIONS. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
          SECTION 6.16 RESIGNATIONS. The Company shall obtain and deliver to Parent at the Closing, evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries (except those designated by Parent prior to the Closing).

ARTICLE VII
CONDITIONS TO THE MERGER
          SECTION 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
          (a) This Agreement shall have been approved by the Requisite Stockholder Vote.
          (b) All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign antitrust Laws shall have expired or otherwise been terminated.
          (c) The Spin-Off shall have been completed and the Flag License Agreements shall be in full force and effect.
          (d) No law, rule or statute, or order, injunction or decree issued by any court or agency of competent jurisdiction, preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
          (e) No orders suspending the use of the Company Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.
          SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:
          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
          (b) the representations and warranties (i) set forth in Sections 4.2(a) through (c), 4.4 and 4.7 shall be true and correct in all respects (except for inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Effective Time as if made at and as of such time and (ii) set forth in Article IV, other than those described in clause (i) above, shall be true and correct as of the date of this Agreement and as of the date of the Effective Time as if made at and as of such time (without giving effect to any materiality qualifications set forth therein), except in the case of this clause (ii) where the failure to be so true and correct does not constitute a Material Adverse Effect on the Company and except where the failure to be so true and correct relates to facts or circumstances of which any member of the Senior Management Team had knowledge as of the date hereof or should have had knowledge by reason of being a member of the Senior Management Team, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and
          (c) Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to Section 7.2(a) and (b) above;

          (d) there shall not have occurred a Material Adverse Effect on the Company other than Material Adverse Effect on the Company of which as of the date hereof any member of the Senior Management Team had knowledge or should have had knowledge by reason of being a member of the Senior Management Team;
          (e) the Company shall have delivered an affidavit satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably satisfactory to Parent, to Parent;
          (f) the aggregate number of shares of Common Stock at the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not equal 7.5% or more of the Common Stock outstanding as of the record date for the Stockholder Meeting; and
          (g) no material action, suit or proceeding is pending in any court of competent jurisdiction which has the effect of preventing the consummation of the Financing on terms substantially similar to the terms set forth in the Financing Letters delivered pursuant to Section 6.4(a) hereof; provided that Parent has used commercially reasonable efforts to contest or resolve such action, suit or proceeding.
          SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:
          (a) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;
          (b) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (without giving effect to any materiality qualifications set forth therein), except where the failure to be so true and correct does not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or carry out its other obligations hereunder, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and
          (c) the Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to Section 7.3(a) and (b) above.
ARTICLE VIII
TERMINATION
          SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company):
          (a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

          (b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, if:
          (i) the Merger has not been consummated by the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the failure to consummate the Merger by the Outside Date is principally the result of a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;
          (ii) there shall be in effect any final and nonappealable Law or other legal restraint or prohibition preventing or making illegal the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of, or resulted in, the application or imposition of such Law or other legal restraint or prohibition; provided, further, that, the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to remove such Law or other legal restraint or prohibition in accordance with Section 6.8; or
          (iii) at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to approve this Agreement by the Requisite Stockholder Vote;
          (c) by the Company, if:
          (i) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied; or
          (ii) there shall be any material breach of the Management Cooperation Agreement by Robert F.X. Sillerman or any of his Affiliates who are parties to the Management Cooperation Agreement;
          (d) by Parent or Merger Sub, if:
          (i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that (A) no member of the Senior Management Team had any knowledge as of the date of this Agreement of such breach and such breach was not caused by or resulting from any action of, or omission by, any one or more members of the Executive Management Team or by any other Person at the direction of any such member or members other than actions or omissions taken in the ordinary course of business consistent with past practice in good faith and not with the purpose or intent of adversely affecting the transactions contemplated hereby, and (B) neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied;
          (ii) the closing condition set forth in Section 7.2(d) is incapable of being satisfied; or
          (iii) a Triggering Event shall have occurred at any time after the Exclusivity Period Start Date and prior to the adoption of this Agreement by the Required Stockholder Vote;
          (e) by the Company, at any time after the Exclusivity Period Start Date and prior to obtaining the Requisite Stockholder Vote, upon the Board of Directors of the Company (acting through the Special Committee) resolving to enter into a Company Acquisition Agreement; provided, that, (i) the Board of Directors of the Company (acting through the Special Committee) shall not so resolve unless (A) the Company shall have complied in all material respects with its obligations under Section 6.5, (B) the Board of Directors of the Company (acting through the Special Committee) shall have determined in good faith (after consultation with its independent financial advisors and outside legal counsel) that the Company Acquisition Proposal to which such Company Acquisition Agreement relates constitutes a Superior Proposal and the failure to take such action would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law, (C) the Company shall have first provided Parent with notice that the Board of Directors of the Company is prepared to effect such resolution, which notice shall include all material terms and conditions of such Company Acquisition Proposal, be accompanied by copies of the relevant proposed transaction agreement and other material documents with the party making such Company Acquisition Proposal, and disclose to Parent the identity of the Person making such Company Acquisition Proposal, and (D) for the three days following delivery of the notice described in clause (i)(C), the Company shall, and shall cause it Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) in good faith to make such adjustments to the terms of this Agreement so that such Company Acquisition Proposal would cease to constitute a Superior Proposal, (ii) during three day period described in clause (i)(D) Parent shall not have made an offer that the Board of Directors of the Company (acting through the Special Committee) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal, including successive Superior Proposals, (iii) the Company shall have paid to Parent the Parent Expenses as provided in Section 8.2, and (iv) the Company shall have entered into a definitive agreement (a “Permitted Alternative Agreement”) with respect to such Company Acquisition Proposal following such resolution of the Board of Directors of the Company (acting through the Special Committee). The Company shall make a copy of such executed Permitted Alternative Agreement available to Parent (provided that failure of the Company to comply with this obligation shall not affect any of the Company’s rights under this Section 8.1(e)); or

          (f) by the Company or Parent if at any time prior to the Exclusivity Period Start Date the Company executes or enters into a Company Acquisition Agreement under the circumstances described in Section 6.5(a)(iii).
The party desiring to terminate this Agreement pursuant to Sections 8.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 9.1 of this Agreement.
          SECTION 8.2 TERMINATION FEE.
          (a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated on or after the Exclusivity Period Start Date pursuant to Section 8.1(b)(iii) (provided that Robert F.X. Sillerman and his Affiliates who are parties to the Management Cooperation Agreement shall have complied in all material respects with their obligations under the Management Cooperation Agreement), Section 8.1(d) or Section 8.1(e), then the Company shall pay to Parent and Merger Sub, collectively, at or prior to such termination, all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $10,000,000 (the “Parent Expenses”); provided, however, that, if Parent exercises its right to terminate due to a breach of a representation or warranty pursuant to Sections 8.1(d)(i) or a Material Adverse Effect on the Company pursuant to Section 8.1(d)(ii) and such breach or Material Adverse Effect on the Company has been caused by an action or omission by any one or more members of the Executive Management Team or by any other Person at the direction of such member or members (other than an action or omission specifically excluded from definition of Material Adverse Effect on the Company in clause (a)(vii) thereof), the Company shall not be required to pay the Parent Expenses, and Parent shall pay the Company Expenses pursuant to Section 8.2(c).
          (b) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) as a result of Parent’s or Merger Sub’s failure to consummate the Financing, provided that the condition set forth in Section 7.2(g) shall have been satisfied, or pursuant to Section 8.1(c) (in the case of Section 8.1(c)(ii), only if the material breach of the Management Cooperation Agreement was by Robert F. X. Sillerman or any of his Affiliates who are parties to the Management Cooperation Agreement), then Parent shall pay to the Company, at or prior to such termination, a termination fee of $37,000,000 (the “Parent Termination Fee”). If this Agreement is terminated by either the Company, on the one hand, or Parent or Merger Sub, on the other hand, pursuant to Section 8.1(b)(i) as a result of Parent’s or Merger Sub’s failure to consummate the Financing and the condition set forth in Section 7.2(g) shall not have been satisfied, then Parent shall pay to the Company, at or prior to such termination, all of the Company’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Company Expenses”), which amount, for the purposes of this Section 8.2(b), shall not be greater than $15,000,000. All or part of the Parent Termination Fee may be paid at Parent’s option in shares of Common Stock valued for the purposes of this Section 8.2 at an assumed valuation of $12.00 per share. In the event that Purchaser elects payment in Common

Stock, certificates representing such shares of Common Stock shall be delivered to the Company accompanied by stock powers duly endorsed in blank.
          (c) If Parent exercises its right to terminate due to a breach of a representation or warranty pursuant to Sections 8.1(d)(i) or a Material Adverse Effect on the Company pursuant to Section 8.1(d)(ii) and such breach or Material Adverse Effect on the Company has been caused by an action or omission by any one or more members of the Executive Management Team or by any other Person at the direction of such member or members (other than by an action or omission specifically excluded from definition of Material Adverse Effect on the Company in clause (a)(vii) thereof), Parent shall pay to the Company, at or prior to such termination, all of the Company’s Company Expenses, which amount, for the purposes of this Section 8.2(c) shall not be greater than $10,000,000.
          (d) The parties hereto agree that none of the Parent Expenses, the Company Expenses and the Parent Termination Fee is a penalty, but rather are liquidated damages in, respectively, a reasonable amount that will compensate, as applicable, Parent and Merger Sub on the one hand, and the Company on the other hand, for their respective efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The parties further agree that, except as specifically provided in Section 8.3, in the event any payment of the Parent Expenses, Company Expenses or the Parent Termination Fee, as applicable, is made by the Company to Parent and Merger Sub, or by Parent to the Company, pursuant to this Section 8.2, (A) the Parent Expenses paid shall be the exclusive remedy available to Parent and Merger Sub and, upon payment of such amount by the Company, the Company shall have no further liability to Parent or Merger Sub hereunder and (B) the Parent Termination Fee and Company Expenses, as applicable, paid shall be the exclusive remedy available to the Company and, upon payment of such amount by Parent, neither Parent nor Merger Sub shall have any further liability to the Company hereunder.
          SECTION 8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except (i) Sections 8.2 and 8.3, and Article IX will survive the termination hereof and (ii) with respect to any liabilities for damages incurred or suffered by (x) a party as a result of the bad faith or willful misconduct of any other party or (y) Parent or Merger Sub in the event that the Company has terminated this Agreement pursuant to Section 8.1(b)(iii) hereof and there has been a material breach by the Company of its obligations under Section 6.2 (other than those specified in Section 6.2(c)) or Section 6.5. For the avoidance of doubt, any failure by Parent to obtain the Financing shall not constitute bad faith or willful misconduct, provided Parent has complied in all material respects with its obligations hereunder with respect to the Financing.

ARTICLE IX
MISCELLANEOUS
          SECTION 9.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:
if to Parent or Merger Sub, to:
19X, Inc.
650 Madison Avenue
New York, NY 10022
Attention: Robert F.X. Sillerman
Fax: (212) 832-5121
with a copy (which shall not constitute notice) to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: William F. Schwitter
Fax: (212) 230-7834
if to the Company, to:
CKX, Inc.
650 Madison Avenue
New York, NY 10022
Attention: Howard J. Tytel
Fax: (212) 832-5121
with a copy to the Special Committee (which shall not constitute notice) to:
CKX, Inc.
650 Madison Avenue
New York, NY 10022
Attention: Edwin M. Banks
Fax: (212) 832-5121

with a copy (which shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue
29th Floor
New York, New York 10022
Attention: Herbert F. Kozlov
Fax: (212) 521-5450
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Alan I. Annex
Fax: (212) 801 6400
or such other address or facsimile number as such party may hereafter specify for by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.1.
          SECTION 9.2 SURVIVAL. None of the representations, warranties, covenants or agreements contained herein or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time; provided, however, that, this Section 9.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. None of the representations or warranties herein shall be considered modified, vitiated or waived in regard to any matter by any due diligence review or research conducted by or on behalf of Parent or Merger Sub, except to the extent contained in the Disclosure Letter or an amendment to such representation and warranty adopted pursuant to Section 9.3(a). As of the date hereof, neither Parent, Merger Sub nor any member of the Senior Management Team is aware of any fact, change, circumstance, development, event, effect or occurrence that would serve as the basis for a breach of any of the representations and warranties of the Company contained in this Agreement or breach of any of the Company’s covenants or agreements to be performed prior to the Effective Time.
          SECTION 9.3 AMENDMENTS; NO WAIVERS.
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time only by amendment or waiver in writing and signed, (i) in the case of an amendment to this Agreement, by the Company (approved by the Special Committee), Parent and Merger Sub, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Requisite Stockholder Approval, any proposed amendment that by law would require further stockholder approval (including any such amendment that reduces the amount or changes the type of consideration into which each share of Common Sock or Preferred Stock shall be converted upon consummation of the Merger) shall not be effective without such further stockholder approval.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly set forth in Section 8.2, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.
          SECTION 9.4 EXPENSES. Except as otherwise expressly provided in Sections 6.13 and 8.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally the expenses (other than attorneys’ fees and expenses) incurred in connection with the filings required under the HSR Act (including the HSR filing fee).
          SECTION 9.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any purported assignment in violation of these provisions shall be null and void.
          SECTION 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts or choice of Law principles thereof.
          SECTION 9.7 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon one and the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Persons, other than the parties hereto, any rights or remedies hereunder or with respect hereto, except with respect to the matters provided in Sections 2.3, 2.4 and 6.7.
          SECTION 9.8 SEVERABILITY. If any term or other provision of this Agreement is held by court of competent jurisdiction or other governmental authority to be invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.
          SECTION 9.9 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.
          SECTION 9.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.
          SECTION 9.11 JURISDICTION.
          (a) Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY

HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12 AUTHORSHIP. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
          SECTION 9.13 LIMITED PAYMENT GUARANTEE. Robert F.X. Sillerman irrevocably guarantees to the Company, the full and timely payment of any Parent Termination Fee or Company Expenses payable by Parent pursuant to the terms of Section 8.2. This is a guarantee of payment, and not of collection, and Robert F.X. Sillerman acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Parent’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment by Robert F.X. Sillerman to proceed against Parent or pursue any other remedies whatsoever, and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties. For the avoidance of doubt, Robert F.X. Sillerman may assert, as a defense to any payment by him, any defense to such payment that Parent or Merger Sub could assert against the Company under the terms of this Agreement. Robert F.X. Sillerman understands that the Company is relying on this guarantee in entering into this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers (or other authorized signatory) as of the day and year first above written.

CKX, INC.
By:	/s/ Michael G. Ferrel
	Name:	Michael G. Ferrel
	Title:	President

19X, INC.
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F.X. Sillerman
	Title:	President

19X ACQUISITION CORP.
By:	/s/ Simon Fuller
	Name:	Simon Fuller
	Title:	CEO

Solely with respect to Section 9.13
/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
[Signature Page to Merger Agreement]